Filed Pursuant to Rule 433
Registration No. 333-262855
December 2, 2024

PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated December 2, 2024)

Issuer:	Georgia Power Company
Security:	Series 2024D 4.55% Senior Notes due March 15, 2030
Expected Ratings:*	A3(Positive)/A(Stable)/A(Positive) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$600,000,000
Initial Public Offering Price:	99.765%
Maturity Date:	March 15, 2030
Treasury Benchmark:	4.125% due November 30, 2029
Benchmark Treasury Yield:	4.076%
Spread to Treasury:	+52 basis points
Re-offer Yield:	4.596%
Optional Redemption:
Make-Whole Call:	Prior to January 15, 2030 at T+10 basis points
Par Call:	On or after January 15, 2030 at 100%
Coupon:	4.55%
Interest Payment Dates:	March 15 and September 15 of each year, beginning September 15, 2025
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	373334 KY6/US373334KY63
Trade Date:	December 2, 2024
Expected Settlement Date:	December 5, 2024 (T+3)
Joint Book-Running Managers:	J.P. Morgan Securities LLC Mizuho Securities USA LLC MUFG Securities Americas Inc. PNC Capital Markets LLC Truist Securities, Inc.
Co-Managers:
BMO Capital Markets Corp.
BNY Mellon Capital Markets, LLC
CIBC World Markets Corp.
KeyBanc Capital Markets Inc.
SMBC Nikko Securities America, Inc.
Synovus Securities, Inc.
Siebert Williams Shank & Co., LLC
Hancock Whitney Investment Services, Inc.
AmeriVet Securities, Inc.
Cabrera Capital Markets LLC
CastleOak Securities, L.P.
Drexel Hamilton, LLC
MFR Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Georgia Power Company collect at 1-404-506-5579, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll free at 1-866-271-7403, MUFG Securities Americas Inc. toll free at 1-877-649-6848, PNC Capital Markets LLC toll free at 1-855-881-0697 or Truist Securities, Inc. toll free at 1-800-685-4786.